EXHIBIT 10.4

TO:	Colm Kelleher

FROM:	[Names redacted]	DEPT:	Human Resources

SUBJECT:	Repatriation to London[1]

As you complete your expatriate assignment there are a number of items that will impact your relocation to London.

Your International Services contact in the assignment location is [name, telephone number and email address redacted].

Your International Services contact in the UK is [name, telephone number and email address redacted].

Your repatriation arrangements are as follows:

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Base Salary: During the time that you remain in New York you will continue to be paid as an expatriate. Upon returning to the London office your annual base salary will continue to be £490,000. You will continue to have your monthly salary deposited into your UK bank account. You must, however, sign and return to London Payroll (LN-CW/08) a Form P46 to ensure that you pay the correct UK tax. A copy of the form is enclosed.

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Compliance: The Financial Services Authority (FSA) is the Firm’s lead Regulator in the United Kingdom. All employees of Morgan Stanley UK Limited who, as part of their duties, advise clients, commit the Firm’s capital in transactions, engage in corporate finance activities or work in related business areas (such as Research) are required to be registered with the FSA and must agree in writing to be bound by and be subject to such of the FSA’s Rules as the FSA may prescribe. Please ensure that you familiarise yourself with the accompanying documentation by reviewing the FSA Memorandum and completing the FSA Registration Questionnaire. The questionnaire must be returned to [name and address redacted].

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Tax Equalisation/Taxes: Tax equalisation continues for the tax year of repatriation and may extend to the following tax year, with the exception of executive compensation payouts. A further copy of the tax equalisation policy is enclosed for your information. Please contact [email address redacted] if you have any questions in this regard.

The Firm has engaged PricewaterhouseCoopers (PwC) on a worldwide basis to prepare the expatriate’s foreign individual income tax returns and tax equalisation calculation. Reasonable fees associated with these services will be borne by the Firm.

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In addition to the items described herein, in connection with Mr. Kelleher’s repatriation from New York to London and given the global nature of his position, Morgan Stanley agreed to provide Mr. Kelleher with a monthly housing allowance of $15,000 beginning in May 2011 (subject to a 5% increase each April) to maintain a residence in New York City and the right to continue participation in one of the Company’s international medical insurance plans.

[Name, telephone number and email address redacted] will be in contact in due course to arrange a meeting.

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Relocation Allowance: Upon your arrival in London, you will receive an after-tax miscellaneous relocation allowance of one half of one month’s base salary to a maximum of £1,650, plus 25% of one half of one month’s capped base salary for each accompanying family member to an overall maximum of £3,300. Miscellaneous expenses would include the purchase of small household appliances, curtain and carpet refitting, etc.

The relocation allowance is considered taxable income in most countries however, the Firm will protect you from any tax liability on the relocation allowance through the tax equalisation process.

Your miscellaneous relocation allowance based on a family size of two will be £2,062.50.

[Name redacted] will arrange payment of the allowance when you arrive in the UK. The allowance will be paid approximately 14 working days after it has been requested.

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Assignment Accommodation: The Firm will reimburse you for any customary lease breakage fees incurred as a result of your relocation. Please contact your local International Services representative to make arrangements for terminating the lease. If it becomes necessary for you to live in temporary accommodation in the assignment location due to the expiration of your current lease, this will be arranged by your International Services contact. Please note that you will continue to receive your cost of living allowance and therefore no personal expenses incurred whilst in temporary accommodation will be reimbursed.

•	Schooling: Morgan Stanley will cover school fees relating to the current academic year. With effect from the start of the next academic year you will be personally responsible for all school fees.

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Shipment and Storage of Household Goods: Morgan Stanley will also pay for one air shipment of urgently required personal effects to a maximum of 500 lbs plus an additional 100 lbs for each accompanying family member. If you rented furniture whilst on assignment, you will not be entitled to a sea shipment. If you did not rent furniture, you will be entitled to one surface shipment of household goods to the maximum capacity of a 40 foot container (approx 10,000 - 12,000 lbs). Please contact [name, telephone number and email address redacted]. You will also be entitled to storage of household goods in London for the time you are in temporary living. Please refer to the Worldwide Expatriate Staff Policy for details of the Firm’s shipping policy.

•	Transfer from Assignment Location: The Firm will provide you and your family with flights to London in business class and transportation to and from airports.

Please use job number [redacted] and your new location cost centre when booking your flight.

•	House Hunting Trip: Since you have maintained a vacant home in the UK, you will not be entitled to a home search trip.

•	Sale of Car: If you have bought a private car in your assignment location, Morgan Stanley will reimburse the loss on sale of up to 2 cars per household. The loss is calculated as the differential between the sale price obtainable by a car dealer (retail sale value as determined using an independent car trade publication and, the amount actually received on disposal of the car(s) to an independent third party. The maximum amount reimbursable is USD 4,000 or 25% of the retail sale value, whichever is the lower amount.

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Benefits: You will continue to be enrolled in the UK Benefits Programmes and international medical cover will continue until your return to the UK. You should submit any outstanding medical expenses from your assignment period as quickly as possible on your return to the UK. Any medical treatment required on return to the UK should be claimed via the domestic medical insurance policy. Should you prefer to retain international medical cover, then please contact [name, telephone number and email address redacted].

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Relocation Expenses: All relocation expenses must be submitted on a properly completed relocation expense form, copies of which are enclosed. Completed forms should be submitted to [name redacted] for authorisation. Expenses are reimbursed in sterling by Accounts Payable by direct deposit to your UK bank account within approximately 14 working days of receipt (bank account notification form enclosed which should be sent directly to Accounts Payable).

Incomplete expense forms will be returned and employees are expected to retain copies of the form and receipts. Expenses should be submitted within 60 days or you will need to obtain Managing Director sign-off in addition to Human Resources authorisation.

Corporate credit cards may not be used for relocation expenses. Relocation expenses charged on corporate cards will not be processed.

Please refer all questions regarding the UK elements of the relocation package to [name redacted].

cc:	[Names redacted]

Enc:	Form P46 & Guidelines

FSA Registration & Memo

European Tax Equalisation Policy

Worldwide Expat Policy

Relocation Expense Forms

Bank details for AP Form